AMENDED AND RESTATED
                        DISTRIBUTION AND SERVICE PLAN FOR
                        CLASS A SHARES AND CLASS D SHARES

                               AMERINDO FUNDS INC.

         WHEREAS, AMERINDO FUNDS INC. (the "Fund") is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"); and

         WHEREAS, the Fund and the principal underwriter of the Fund's Class A shares and Class D shares (the "Distributor") have entered into a distribution agreement, in a form satisfactory to the Fund's Board of Directors, to provide distribution and distribution-related services; and

         WHEREAS, the Board of Directors of the Fund has approved a distribution and service plan for Class A shares and Class D shares of the Fund (the "Current Plan"); and

         WHEREAS, it is considered desirable to make certain amendments to and to restate the Current Plan; and

         WHEREAS, the Board of Directors of the Fund has determined that there is a reasonable likelihood that this Amended and Restated Distribution and Service Plan for Class A Shares and Class D Shares (the "Plan") will benefit the Fund and the holders of Class A shares and Class D shares (collectively, "Shares") of the Fund's common stock ("Shareholders");

         NOW, THEREFORE, the Board of Directors of the Fund hereby adopts this Plan pursuant to Rule 12b-1 under the 1940 Act.

         Section 1. Pursuant to this Plan, the Fund may directly or indirectly bear expenses relating to distribution and Shareholder servicing with respect to Shares of the portfolios of the Fund, as now in existence or hereinafter created from time to time (each, a "Portfolio").

         Section 2.

         (a) Each Portfolio is authorized to pay the Distributor a total fee in connection with the servicing of Shareholder accounts and in connection with distribution-related activities with respect to the Class A shares of such Portfolio, calculated and payable monthly, at the annual rate of 0.25% of the value of the average daily net assets of the respective Class A shares of such Portfolio (the "Class A Fee").

         (b) Each Portfolio is authorized to pay the Amerindo Investment Advisors Inc. (the

                  "Adviser") a total fee for certain expenses and costs incurred in connection with providing shareholder servicing and maintaining shareholder accounts and to compensate parties with which it has written agreements and whose clients own Class D shares for providing servicing to their clients ("shareholder servicing") with respect to the Class D shares of such Portfolio, calculated and payable monthly, at the annual rate of 0.25% of the value of the average daily net assets of the respective Class D shares of such Portfolio (the "Class D Fee").

         Section 3.

         (a) In its discretion, the Distributor may use any or all of the Class A Fee to provide compensation for ongoing servicing and/or maintenance of Shareholder accounts with respect to Class A Shares of the applicable Portfolios. Compensation may be paid by the Distributor to persons, including employees of the Distributor, and financial institutions with which it has written agreements and whose clients are Class A shareholders who respond to inquiries of Shareholders regarding their ownership of Shares or their accounts with the Fund or who provide other administrative or accounting services not otherwise required to be provided by the Fund's investment adviser, transfer agent or other agent of the Fund.

         (b) In its discretion, the Distributor may use any or all of the Class A Fee to provide initial and ongoing sales compensation to its investment executives and to other broker-dealers and financial institutions with which it has written agreements and whose clients are Class A shareholders and to pay for other advertising and promotional expenses in connection with the distribution of such Shares. Such advertising and promotional expenses may include, by way of example but not by way of limitation, costs of printing and mailing prospectuses, statements of additional information and shareholder reports to prospective investors; preparation and distribution of sales literature; advertising of any type; an allocation of overhead and other expenses of the Distributor related to the distribution of Shares; and payments to, and expenses of, officers, employees or representatives of the Distributor, of other broker-dealers, banks or other financial institutions, and of any other persons who provide support services in connection with the distribution of Shares, including travel, entertainment, and telephone expenses, to the extent permitted by applicable law.

         (c) In its discretion, the Adviser may use any and all of the Class D Fee to provide compensation for ongoing servicing and/or maintenance of Shareholder accounts with respect to Class D Shares of the applicable Portfolios. Compensation may be paid by the Adviser to persons, including employees of the Adviser, and financial institutions with which it has written agreements and whose clients are Class D shareholders who respond to inquiries of Shareholders regarding their ownership of Shares or their accounts with the Fund or who provide other administrative or accounting services not otherwise required to be provided by the Fund's transfer agent or other agent of the Fund.

         (d) The shareholder servicing agents that the Adviser and the Distributor retain will perform the following services, including but not limited to: (i) answer customer inquiries regarding account status and history, the manner in which purchases and redemptions of shares of the Fund may be effected and certain other matters pertaining to the Fund;
                  (ii) assist shareholders in designating and changing dividend options, account designations and addressees; (iii) provide necessary personnel and facilities to establish and maintain shareholder accounts and records; (iv) assist in processing purchase and redemption transactions; (v) arrange for the wiring of funds; (vi) transmit and receive funds in connection with customer orders to purchase or redeem shares; (vii) verify and guarantee shareholder signatures in connection with redemption orders and transfers and changes in shareholder designated accounts; (viii) furnish (either separately or on an integrated basis with other reports sent to a shareholder by the Fund) quarterly and year-end statements and confirmations in a timely fashion after activity is generated in the account; (ix) transmit, on behalf of the Fund, proxy statements, annual reports, updating prospectuses and other communications from the Fund to shareholders; (x) receive, tabulate and transmit to the Fund proxies executed by shareholders with respect to meetings of shareholders of the Fund; and (xi) provide such other related services as the Fund or a shareholder may request. Shareholder Servicing Agents may waive all or a portion of their Shareholder Servicing Fees.

         (e) Payments under this Plan are not limited to the expenses for Shareholder servicing and distribution-related activities actually incurred by the Distributor, so that such payments may exceed expenses actually incurred by the Distributor; provided, however, that such payments will not increase the amount which the Fund is required to pay the Distributor. The Fund's Board of Directors will evaluate the appropriateness of this Plan and its payment terms on a periodic basis and in doing so will consider all relevant factors, including expenses borne by the Distributor and amounts it receives under this Plan.

         (f) Payments under this Plan are not limited to the expenses for Shareholder servicing and distribution-related activities actually incurred by the Adviser, so that such payments may exceed expenses actually incurred by the Adviser; provided, however, that such payments will not increase the amount which the Fund is required to pay the Adviser. The Fund's Board of Directors will evaluate the appropriateness of this Plan and its payment terms on a periodic basis and in doing so will consider all relevant factors, including expenses borne by the Adviser and amounts it receives under this Plan.

         (g) The Fund's investment adviser and the Distributor may, at their option and in their sole discretion, make payments from their own resources (which may include the advisory fee and past profits) for the following purposes: (i) to defray the costs of and to compensate others, including financial intermediaries with whom the Distributor or Adviser has entered into written agreements, for performing shareholder servicing and related administrative functions;
                  (ii) to compensate certain financial intermediaries for providing assistance in distributing each Class's shares;
                  (iii) to pay the costs of printing and distributing the Fund's prospectus to prospective investors; and (iv) to defray the cost of the preparation and printing of brochures and other promotional materials, mailings to prospective shareholders, advertising, and other promotional activities, including the salaries and/or commissions of sales personnel in connection with the distribution of Fund's shares.

         (h) The Distributor or the Adviser, as the case may be, in their sole discretion, will determine the amount of such payments made pursuant to the Plan with the shareholder servicing agents and broker-dealers they have contracted with, provided that such payments made pursuant to the Plan will not increase the amount which the Fund is required to pay to the Distributor or the Adviser for any fiscal year under the shareholder servicing agreements or otherwise. Any servicing fees paid to the Adviser also may be used for purposes of
                  (g)(i) above and any asset based sales charges paid to the Distributor also may be used for purposes of (g)(ii),
                  (g)(iii), or (g)(iv) above.

         Section 4. This Plan shall become effective with respect to a class of Shares of a new Portfolio upon approval (a) by a vote of a majority of the respective class of outstanding voting Shares of such Portfolio; and (b) by a majority of both (i) the Board Directors of the Fund and (ii) the Directors who are not interested persons of the Fund who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Qualified Directors"), cast in person at a meeting of the Board of Directors called for the purpose of voting on this Plan or any such agreement.

         Section 5. This Plan shall continue in effect for a period of more than one year after it takes effect only for so long as such continuance is specifically approved at least annually in the manner provided in clause (b) of
Section 4 herein for the approval of the Plan.

         Section 6. Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement shall provide to the Board of Directors of the Fund, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         Section 7. This Plan may be terminated at any time with respect to a class of Shares of any Portfolio by the vote of a majority of the Qualified Directors or by vote of a majority of the respective class of such Portfolio's outstanding voting Shares.

         Section 8. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time with respect to any class of any Portfolio, without payment of any penalty, by the vote of a majority of the Qualified Directors or by the vote of Shareholders holding a majority of the respective class of such Portfolio's outstanding voting Shares, on not more than 60 days' written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

         Section 9. This Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 2 hereof without the approval of Shareholders holding a majority of the respective class of outstanding voting Shares of the applicable Portfolio, and all material amendments to this Plan shall be approved in the manner provided in clause (b) of Section 4 herein for the approval of this Plan.

         Section 10. As used in this Plan, the terms "assignment" and "interested person" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

         Section 11. While this Plan is in effect, the selection and nomination of those Directors who are not interested persons of the Fund within the meaning of Section 2(a) (19) of the 1940 Act shall be committed to the discretion of the Directors then in office who are not interested persons of the Fund.

         Section 12. This Plan shall not obligate the Fund or any other party to enter into an agreement with any particular person.


Approved: May 4, 2000